Exhibit 99.1

Genie Energy Declares 2nd Quarter 2019 Preferred Stock Dividend

NEWARK NJ – July 16, 2019: The Genie Energy Ltd (NYSE: GNE, GNEPRA) board of directors has declared a cash dividend of $0.1594 per share of the company’s Series 2012-A Preferred Stock for the second quarter of 2019.

The dividend will be paid on or about August 15, 2019 to preferred stockholders of record as of the close of business on August 6th.

The distribution will be treated as an ordinary dividend for tax purposes.

Genie Energy announces declarations of GNEPRA Series 2012-A Preferred Stock dividends through Form 8-K filings with the Securities and Exchange Commission and press releases posted on the investor relations pages of the Genie Energy website.

ABOUT GENIE ENERGY LTD:

Genie Energy Ltd. (NYSE: GNE, GNEPRA), is a global provider of energy services. The Genie Retail Energy division supplies electricity and natural gas primarily to residential and small business customers in the United States. The Genie Retail Energy International division supplies customers in Europe and Asia. The Genie Energy Services division includes Diversegy, a commercial brokerage and marketing services company, and Genie Solar Energy, a provider of solar generation systems. For more information, visit Genie.com.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com

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